CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: GenSpera, Inc.

We hereby consent to the use in this Amendment No. 4 to the Form S-1 Registration Statement Under The Securities Act of 1933 of our report dated March 6, 2012, included in the Annual Report for the years ended December 31, 2011 and 2010 and for the years then ended and for the period from November 21, 2003 (date of inception) through December 31, 2011, relating to the financial statements of GenSpera, Inc., which appear in such Registration Statement and related Prospectus for the registration of 12,639,168 shares of its common stock.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP
RBSM LLP

New York, New York

November 13, 2012